                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement ("Agreement") is made and entered into on this 30th day of December, 1999, between TEXSTAR PETROLEUM, INC., a Texas corporation ("Texstar"), and BENZ ENERGY INC., a Delaware corporation ("Benz"), whose addresses are 1000 Louisiana, 15th Floor, Houston, Texas 77002 (collectively, "Seller") and HARKEN ENERGY CORPORATION, a Delaware corporation, and HARKEN GULF EXPLORATION COMPANY, a Delaware corporation, whose addresses are 16285 Park Ten Place, Suite 600, Houston, Texas 77084 (collectively, "Buyer").

                                    RECITALS

         WHEREAS, Seller is the owner of the Subject Interests (as hereinafter defined); and

         WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Subject Interests, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees to purchase the Subject Interests from Seller and Seller agrees to sell the Subject Interests to Buyer, on the terms set forth below.

                                   ARTICLE 1.
                         AGREEMENT TO PURCHASE AND SALE

         1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interests in and to the following:

              (a) The oil and gas prospects ("Prospects") as described in EXHIBIT A-1, attached hereto and incorporated herein by reference ("Prospects");

              (b) The oil and gas leases ("Leases") and options to lease ("Options"), but only insofar as said Leases and Options cover the lands ("Lands") described in EXHIBIT A-1, attached hereto and incorporated herein by reference;

              (c) All of Seller's interest in all agreements and other rights of Seller that benefit or burden the Leases or Options (the "Contracts"), including any participating agreements, operating agreements, letter agreements, pooling or unitization agreements, farmouts, easements, area of mutual interest agreements, surface agreements, and other contracts as described on EXHIBIT A-2 or appurtenant to Leases or Lands;

              (d) All personal property, equipment, and fixtures located on the Leases and used in connection with the operation of the Leases ("Equipment") as described on EXHIBIT A-3;

                  (e) The files, records, data, title opinions, maps, logs, geological data, and other documentary information maintained by Seller pertaining to the Prospects, Leases and Options (collectively, the "Records");

              (f) All existing software used by Seller in connection with the interpretation of 3-D seismic data, all proprietary geophysical and seismic data in the possession of Seller relating to the Prospects, Leases, Lands and Options, and those certain seismic licensing and sub-licensing agreements as set forth in EXHIBIT A-4, attached hereto and incorporated herein by reference (collectively, the "Seismic Data"). The parties further agree that nonproprietary seismic data in the possession of Seller relating to and necessary for the Prospects, Leases, Lands and Options that due to a contractual covenant cannot be transferred to Buyer as separately identified and set out in EXHIBIT A-4 hereof ("Restricted Seismic"), shall be subject to a purchase price adjustment as set forth in ARTICLE V herein;

              (g) Office furniture and equipment as identified in EXHIBIT A-5, attached hereto and incorporated herein by reference ("Office Equipment"); and

              (h) Computer/workstations identified in EXHIBIT A-6, (but excluding the computer terminals set forth in EXHIBIT 1(h),) attached hereto and incorporated herein by reference, used by Seller in connection with software to interpret the Seismic Data set forth in 1(f) above ("3-D Workstations").

         The Prospects, Leases, Options, Lands, Contracts, Equipment, Records, Seismic Data, Office Furniture and 3-D Workstations shall collectively be called the "Subject Interests."

         1.2 EXCLUDED ASSETS. Those assets listed on SCHEDULE 1.2 are hereby excluded from the Subject Interests and are not being sold to Buyer hereunder (the "Excluded Assets").

         1.3 RESTRICTED SEISMIC. To the extent that Seller can not legally transfer the Restricted Seismic to Buyer, Seller will, to the extent allowable under the license restrictions, allow Buyer access to the Restricted Seismic for purposes of exploring and developing the Prospects.

         1.4 SELLER'S REVERSIONARY INTEREST. Seller shall reserve and retain a twenty percent (20%) working interest in the Subject Interests after Project Payout. Project Payout shall mean the first day of the month following recovery by Buyer, from Buyer's share of production and all other proceeds attributable to or arising out of the Subject Interests (after payment of lessor royalties, overriding royalties and other interests burdening the Leases which are of record as of the date of this Agreement, and all production, severance, ad valorem, excise and other pertinent taxes attributable to production), the Purchase Price for the Subject Interests, and 100% of all direct costs of material and labor (excluding any costs for overhead, consulting costs, office administration, insurance, amortization or depreciation, or costs of capital) incurred in connection with the drilling, testing, completing, equipping, and operating of any well located on the Leases, Options or Prospects, or any lands pooled therewith, subsequent to the date of this Agreement, lease costs, rentals, title costs, option payments, seismic costs, costs of processing, treating, transportation and marketing (if incurred in arms-length third party transactions), which costs are incurred in connection with and attributable to the Leases, Options and Prospects, plus a ten percent (10%) cash on cash return on the allowable costs included in the Payout calculation ("Payout"). A fee in the amount of $25,000 per month for geological and geophysical services may be included as costs in the Payout calculation only for the period beginning with the date of this Agreement and ending upon termination of that certain Consulting Contract by and between Harken Gulf Exploration Company and Benz Resources, L.L.C., but in any event terminating June 30, 2001. Payout shall be computed for the purpose of the Working Interest on a project basis (including all of the Prospects, Leases and Options) and not on a well-by-well or Prospect-by-Prospect basis. Upon completion of any well and quarterly thereafter, until Payout, Buyer shall deliver to Seller an itemized statement of all allowable costs, as described above, which are received by Buyer on or in connection with the Subject Interests and all revenues derived from the Subject Interests.

         1.5 SALE OF SUBJECT INTERESTS. In the event Buyer sells, transfers or conveys any portion of the Subject Interests, Buyer shall assign and deliver to Seller an undivided twenty percent (20%) interest in and to all non-cash compensation (including without limitation overriding interests, net profit interests and carried working interests). Buyer shall be entitled to retain all cash consideration and eighty percent (80%) of all non-cash consideration from such sale of the Subject Interests, and all proceeds attributable thereto shall be included as revenues in the Payout calculation as set forth in SECTION 1.4 above.

                                   ARTICLE 2.
                           PURCHASE PRICE AND PAYMENT

         2.1 PURCHASE PRICE. The total purchase price for the Subject Interests shall be TWELVE MILLION DOLLARS ($12,000,000) (the "Purchase Price"), payable at Closing in the form of Buyer's 5% Senior Convertible Notes in the forms attached as SCHEDULE 2.1 (the "Convertible Notes"). Attached to this Agreement as EXHIBIT B, attached hereto and incorporated herein by reference, is an allocation of the Purchase Price among the constituent interests comprising the Subject Interests (the "Allocated Value"). The Allocated Value, which is to be mutually agreed upon by Seller and Buyer, is a means solely for adjusting the Purchase Price of the Leases and Options and Seismic Data resulting from loss of title or other defect as provided in ARTICLE 5 of this Agreement. The Allocated Value shall not be deemed a representation or warranty as to value by either party and shall not obligate either party to account for the Subject Interests as allocated.

         2.2      SELLER'S PUT.

                  (a) GENERAL. For a period of nine (9) months after Closing (the "Restricted Put Period"), Seller and Permitted Assignee shall have the right from time to time to compel Buyer (subject to the provisions stated herein) to redeem the Convertible Notes into either cash or shares of Buyer's Common Stock (as more fully set forth and provided in the Convertible Notes), PROVIDED THAT (a) the Put Consideration is used solely for the purpose of retiring or exchanging secured obligations of Seller (including without limitation vendor notes, preferred stock indentures of Seller) and (b) the retirement or exchange of the securities is at a discount to the amount of secured obligation and/or the amount of the Put

         Consideration to be received pursuant to the Put, which discount will be acceptable to Buyer in its sole and absolute discretion. If at any time during a term of nine (9) months beginning after the Restricted Put Period or for a term of nine (9) months beginning earlier if the Letter of Intent between Buyer and Seller has terminated or the parties are no longer pursuing the Merger Transactions (as defined in the Letter of Intent), the Put shall be freely exercisable at the sole discretion of Seller or the Permitted Assignee without restriction and without approval of Buyer, for 50% of the then outstanding principal amount of the Convertible Notes (and accrued interest thereof) payable either in cash or shares of Buyer's Common Stock, at the election of Buyer (and in the manner set out in Section 5(B) of the Convertible Notes); provided, however, that such Put must be exercised by Seller or Permitted Assignee by aggregating not less than 50% of the then outstanding principal balance of the Notes and if such Put is not timely exercised, such Put shall terminate and be null and void.

                  (b) AUTOMATIC PUT. Notwithstanding the exercise of the Put during the time periods set out in SECTION 2.2(a) above (as more fully set forth and provided in the Convertible Notes), if at any time from the Closing Date until May 26, 2003, the Permitted Lienholder institutes an action to foreclose on the Notes, in whole or in part, such filing shall immediately cause the exercise of the Put, subject to the Buyer's right to waive such automatic exercise, insofar as it covers the undivided share of the Notes beneficially held by, or pledged to, the Permitted Lienholder as set forth in SECTION 2.2(a) above. Upon the automatic exercise of the Put herein provided, Buyer shall have a period of five (5) business days from the date the foreclosure action was filed, to advise Seller or the Permitted Lienholder whether it elects to (i) accept the automatic exercise of the Put or (ii) waive the automatic exercise of the Put. Should Buyer elect to exercise of the Put, Seller or the Permitted Lienholder shall have an additional period of five (5) business days from the receipt of Buyer's notice to deliver the Notes as set forth in SECTION 2.2(a). Should the Company elect to waive the automatic exercise of the Put, the Permitted Lienholder shall automatically become a Permitted Assignee for all purposes hereunder and under the Convertible Notes be deemed to be a Permitted Assignee for the portion of the Note for which such foreclosure action was instituted.


                                   ARTICLE 3.
                     SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of Closing that:

         3.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and Texstar is duly qualified to do business in states where the Subject Interests are located.

         3.2 AUTHORITY. Seller has full power and authority and has taken all requisite action, corporate or otherwise, to authorize Seller to carry on Seller's business as presently conducted, to own the Subject Interests, to enter into this Agreement and to perform Seller's obligations under this Agreement.

         3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. At the Closing (as hereinafter defined), all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with the respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting generally the enforcement of creditor's rights and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         3.4 NON-CONTRAVENTION. Except for approvals required to be obtained from governmental entities who are lessors under leases forming a part of the Subject Interests (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing, neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do or will (a) conflict with or result in a violation of any provision of the charter or bylaws or other governing instruments of Seller, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Seller, or (d) violate any applicable law, rule or regulation binding upon Seller.

         3.5 APPROVALS. Except as set forth on SCHEDULE 3.5 and for approvals required to be obtained from governmental entities who are lessors under leases forming a part of the Subject Interests (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

         3.6 PENDING LITIGATION. There are no pending suits, actions, or other proceedings in which Seller is a party which affect the Subject Interests in any material respect, or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or that would, if determined adversely to Sellers, or any of the Subject Interests (i) result in the material impairment or loss of Seller's title to the Subject Interests, (ii) hinder or impede the operation of all or any portion of any Subject Interests or (iii) restrain, prohibit or impose damage on Buyer or Sellers with respect to the transactions contemplated herein.

         3.7 FINDER'S FEES. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Buyer shall have any responsibility whatsoever. Seller shall indemnify and hold Buyer harmless from and against all claims, demands, suits, actions or causes of action whatsoever arising from any allegation by a broker, finder or other intermediary that it is entitled to a commission, finder's fee or other compensation as a result of having dealt with Seller.

         3.8 TITLE. Seller makes no representation or warranty as to title to the Subject Interests except for claims arising by, through or under Seller, but not otherwise.

         3.9 MATERIAL CONTRACTS. Except as set forth on SCHEDULE 3.9, at Closing, the Subject Interests are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly; or (ii) any agreement in which the amount involved is in excess of Twenty-five Thousand Dollars ($25,000). With respect to the Subject Interests, (A) to the best of Seller's knowledge, all Material Contracts, are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Seller is not in material breach or default with respect to any of its obligations pursuant to any such Material Contract; (C) all payment (including, without limitation, valid calls for advance payment under unit or operating agreements) due by Seller thereunder have been made by Seller; and (D) neither Seller nor any other party to any Material Contract has given notice of any action to terminate, cancel, rescind, or procure a judicial reformation of a Material Contract or any provision thereof. Except as set forth on SCHEDULE 3.9, no contracts contain any provision that prevents Buyer from owning, managing and operating the Subject Interests in accordance with historical practices.

         3.10 NO OPERATIONS OR CURRENTLY DUE PAYMENTS. Except as set forth on
SCHEDULE 3.10, with respect to the Subject Interests, (i) there are no outstanding calls for payments which are due or which Seller has committed to make with respect to the Subject Interests which have not been made; (ii) there are no material operations with respect to which Seller has become a party; (iii) there are no commitments for the expenditure of funds for drilling or other capital projects; (iv) there are no existing contracts solely between Seller affecting or providing services or support to any of the Subject Interests or operations on the Subject Interests; and (v) Seller has not consented to, non-consented, issued or received any notice of a proposed drilling, reworking, plugging and abandonment or other operation with respect to the Subject Interests, any notice of a proposed or required delay rental or other Lease or Option payment, or any Authority for Expenditure (AFE) with respect to the Subject Interests.

         3.11 EQUIPMENT. There is no Equipment owned by Seller appertaining to the Leases, Prospects or Options.

         3.12 CANCELLATION OF LEASES. Seller has not received notice of any pending claims for cancellation (as opposed to termination according to the terms of the Leases and/or Options) from any lessors or optionors with respect to the Leases and/or Options.

         3.13 LIENS. There are no liens burdening the Subject Interests other than Permitted Encumbrances.

         3.14 NO OTHER REPRESENTATIONS. Except as and to the extent set forth in this ARTICLE 3, Seller makes no representations or warranties whatsoever to Buyer and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller).

         3.15 TITLE HELD BY AGENTS. It is understood and agreed that as to the Leases or Options acquired in the name of W.G. Foster, V.L. Phillips, C.H. Wilkinson, Jr., or other agents of Seller ("Agents"), Seller represents that the Leases and Options initially held by Agents on behalf of Seller have been assigned and conveyed to Seller, and that all leases and options now vested in such Agents are for the benefit of unrelated third parties pursuant to unrecorded participation agreements set forth in SCHEDULE 3.15.

         3.16 SUBROGATION TO WARRANTIES. Seller shall subrogate Buyer to any warranty claim in the Subject Interests which it may have against any third party, vendor, or assignor.

         3.17 TAXES PAID. All ad valorem, property, and similar taxes based on the ownership of property due and payable as of the Closing Date have been paid timely and such taxes that accrue prior to the Closing Date and relate to the period prior to the Closing Date shall be timely paid by Seller.

         3.18 NO HYDROCARBON CONTRACTS. No hydrocarbons to be produced from the Subject Interests are subject to a gas sales contract or a gas transportation agreement which are not cancelable within thirty (30) days, and no person has any call upon, option to purchase, preferential right to purchase, or similar rights under any agreement with respect to the production from the Subject Interests.

         3.19 PLUGGING OBLIGATIONS. Seller has not been notified by any governmental agency requiring that it plug and abandon any well located on the Subject Interests.

         3.20 ENVIRONMENTAL LIABILITY ACQUIRED BY CONTRACT. To Seller' knowledge, there has not been any spill, discharge, release or handling of Hazardous Materials on, in, through or under the Lands covered by the Prospect, Leases and Options which would result in contractual liability against or upon Seller as a result of agreements entered into by Seller.

         3.21 NON-TRANSFERABILITY OF CONVERTIBLE NOTES. Seller represents that by reason of its knowledge and experience regarding financial instruments, Seller has evaluated the merits and risks of accepting the Convertible Notes as consideration for the Subject Interests and has formed an opinion based solely on Seller's knowledge and business experience and not on any representations or warranties made by Buyer except those representations and warranties expressly set forth in this Agreement. Further, Seller warrants and acknowledges that the Convertible Notes to be received by Seller as consideration for the Subject Interests are not registered securities under the U.S. securities laws and, subject to the transfer to the Permitted Assignee and to the pledge to the Permitted Lienholder, may not be transferable without the prior written consent of Seller. This covenant of non-transferability shall extend to and bind any subsequent holders of Seller, Permitted Assignee or Permitted Lienholder, who will also in turn be subject to the same restriction of non-transferability.

         3.22 ALL INTERESTS. The Subject Interests conveyed hereunder constitute all of the interests and rights to acquire interests in and to the Prospects, Leases, Lands and Options that are owned by Seller or its affiliates, except for such interests as may be subject to or arising out of the Contracts.

         3.23 DISCLOSURE TO SELLER'S BOARD. Contemporaneous with the execution of this Agreement, Benz Resources, L.L.C. and Harken Gulf Exploration Company shall sign an Incentive Compensation Agreement and a Consulting Agreement relating to the Subject Interests (the "Related Agreements"). Seller represents and warrants that it has made full disclosure concerning the Related Agreements to its Board of Directors and creditors, if necessary.

                                   ARTICLE 4.
                     BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of Closing that:

         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing under the laws of the State of Texas and by Closing will be duly qualified to carry on its business in states in which the Subject Interests are located.

         4.2 AUTHORITY. Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Subject Interests on the terms described in this Agreement and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor the performance of Buyer's obligations hereunder will (i) violate its articles of incorporation or bylaws; or (ii) violate or constitute a default under any law, regulation, contract, agreement, consent, decree or judicial order by which Buyer or any of its officers, directors, stockholders are bound.

         4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer (including without limitation the Convertible Notes) shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with the respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws relating to or affecting generally the enforcement of creditor's rights and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         4.4 NON-CONTRAVENTION. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not
(a) conflict with or result in a violation of any provision of the charter or bylaws or other governing instruments of Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (c) result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (d) violate any applicable law, rule or regulation binding upon Buyer.

         4.5 APPROVALS. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, other than compliance with any applicable requirements of the Securities Act and any applicable state securities laws.

         4.6 PENDING LITIGATION. There are no pending suits, actions, or other proceedings in which Buyer is a party which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.7 KNOWLEDGEABLE PURCHASER AND TEXAS DECEPTIVE TRADE PRACTICES ACT. Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Subject Interests from Seller and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Seller. Buyer is acquiring the Subject Interests for its own account and without a view to the distribution thereof within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto), as amended. Buyer can and does expressly waive the provisions of the Texas Deceptive Trade Practices Act.

         4.8 FINDER'S FEES. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Seller shall have any responsibility whatsoever. Buyer shall indemnify and hold Seller harmless from and against all claims, demands, suits, actions or causes of action whatsoever arising from any allegation by a broker, finder or other intermediary that it is entitled to a commission, finder's fee or other compensation as a result of having dealt with Buyer.

         4.9 CONVERTIBLE NOTES. The Convertible Notes to be delivered to Seller hereunder are duly authorized, issued, outstanding and enforceable obligations of Buyer, but are not registered or tradeable on any U.S. exchange under the U.S. securities laws.

         4.10 COMMON STOCK. Buyer's Common Stock to be delivered to Seller under the terms of the Convertible Notes or pursuant to Seller's Put will be, when delivered, duly authorized, validly issued, fully paid and non-assessable; the shares of Buyer's Common Stock to be issued upon conversion of the Convertible Notes will, at Closing, be duly authorized and reserved.

         4.11 REGISTRATION STATEMENT. Buyer will file, or cause to be filed, a separate registration statement on Form S-3 (as contemplated by the Convertible Notes set forth in SCHEDULE 2.1 attached hereto) to register Buyer's Common Stock under the U.S. Securities Act of 1933, as amended, and any applicable state securities or blue sky law, within five (5) months following Closing and shall use its commercially reasonable best efforts for such registration statement to become effective as soon as practicable and to further maintain the effectiveness of such registration statement until such time as holders of such securities will be eligible to sell such securities, but in any event within one (1) year.

         4.12 S-3 ELIGIBLE. Buyer is eligible to file the registration statement described in SECTION 4.11 above on Form S-3 and in the event Buyer is no longer S-3 eligible at the time of filing, Buyer shall file the registration statement on Form S-1 (or other applicable form which Buyer shall be eligible to file) pursuant to the applicable federal and state securities laws.

         4.13 RELIANCE. In making its decision to purchase the Subject Interests from the Seller as contemplated by this Agreement, Buyer has relied solely upon: (i) the representations and warranties of the Seller set forth in this Agreement, and (ii) Buyer's own independent investigation, analysis, and evaluation of the Subject Interests, including its own estimate of the oil and gas reserves represented by the Subject Interests. Buyer has not relied on any representations or warranties made by or on behalf of the Seller other than as expressly set forth in this Agreement.

         4.14 FINANCIAL STATEMENTS ARE TRUE AND CORRECT. On or before the Closing, Buyer shall deliver to Seller a copy of the Buyer's unaudited balance sheet as of October 31, 1999 (the "BALANCE SHEET"). The Balance Sheet
(i) shall be prepared from the books and records of Buyer and (ii) shall accurately and fairly present Buyer's financial position as of the date thereof in all material respects, subject to normal year-end adjustments.

         4.15 STOCK EXCHANGE LISTING. Buyer's Common Stock is listed on the American Stock Exchange and Buyer has received no notice threatening de-listing of the shares.

         4.16 RELATED AGREEMENTS. Contemporaneous with the execution of this Agreement, Benz Resources, L.L.C. and Harken Gulf Exploration Company shall sign the Related Agreements. The Related Agreements are the only agreements between Buyer or any of its affiliates with Benz Resources, L.L.C., or with any person (or any affiliate or related entities of any such person) who were employees of Seller immediately prior to Closing.

                                   ARTICLE 5.
                                  TITLE DEFECTS

         5.1 DEFENSIBLE TITLE. "Defensible Title," with respect to Options and Leases, means such right, title or interest held by Seller that (i) will entitle Buyer, as Seller's assignee, to receive from its aggregate ownership interest(s) not less than the net revenue interest shown in EXHIBIT A-1 under the terms of a particular Lease or Option; (ii) obligates Buyer, as Seller's assignee, to bear an aggregate percentage of costs and expenses related to the maintenance, operation and development of a particular Lease or Options not greater than the working interest shown in EXHIBIT A-1, unless there is a corresponding and proportionately equal increase in the net revenue interest, and (iii) is free of all liens, security interests, encumbrances and defects, except for Permitted Encumbrances. "Defensible Title," with respect to Seismic Data that is not Restricted Seismic, means such right, title or interest held by Seller that will entitle Buyer to (i) own the data and (ii) to possess the data. "Defensible Title," with respect to Restricted Seismic, means such right, title or interest held by Seller that will entitle Buyer to
(i) own the data, or (ii) possess the data or (iii) review the data in offices of Seller in connection with a particular Prospect.

         5.2 TITLE DEFECTS. "Title Defects" means any encumbrance, encroachment, irregularity or defect in Seller's title, excluding Permitted Encumbrances, that causes Seller's title to the Leases, Options, Seismic Data or Restricted Seismic to be less than Defensible Title. For the purposes hereof, a Title Defect related to a Lease or Option occurs when the net revenue interest or working interest related to the underlying leasehold interest is subject to a Title Defect as defined in SECTION 5.1 above. In determining whether a Title Defect exists, consideration shall be given to, among other factors (i) whether a person engaged in the ownership, development and operation of oil and gas properties with knowledge of all relevant circumstances and appreciation of their legal significance would be willing to accept and pay for the affected Lease, Option, Seismic Data or Restricted Seismic notwithstanding the Defect, and (ii) whether a material issue has ever arisen concerning the Defect.

         5.3 NOTICE OF DEFECT. From the execution date of this Agreement until one hundred one hundred twenty (120) days after the Closing Date (the "Examination Period"), Seller shall permit Buyer or its representatives to examine in Seller's offices all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, contracts, division orders, operating records, leasehold summaries, and other documents relating to the Subject Interests to the extent such records are in the possession of Seller. During the Examination Period, Buyer shall notify Seller in writing of all Title Defects. Such notice shall include (a) a description of the Lease(s), Option(s), Seismic Data or Restricted Seismic affected by the Defect, (b) a detailed description of the basis for the Defect, and (c) the amount, not to exceed its Allocated Value, by which Buyer believes the value of the affected Lease(s), Option(s), Seismic Data or Restricted Seismic is reduced by the Defect. The failure of Buyer to deliver written notice of Defect to Seller as of 5:00 p.m. on the last day of the Examination Period as herein provided shall constitute a waiver by Buyer of such Defect(s) arising out of this Agreement.

         5.4 If Buyer's examination of title discloses a Title Defect with respect to the Lease(s), Option(s), Seismic Data or Restricted Seismic and Buyer has given due notice thereof to Seller as provided above, then:

         (a) Seller and Buyer shall attempt to agree upon a reduction in the Purchase Price based on the Title Defect raised by Buyer, but in no event shall the reduction amount be more than the Allocated Value of the Lease(s), Option(s), Seismic Data or Restricted Seismic subject to the Title Defect ("Reduction Amount");

         (b) If Seller and Buyer are able to agree upon an appropriate Reduction Amount in accordance with subparagraph (a) above, the face value of the Convertible Notes shall be reduced by the Reduction Amount agreed upon by the parties and the Lease(s), Option(s), Seismic Data or Restricted Seismic assigned to Buyer at Closing shall be subject to such Title Defect, which shall be considered a Permitted Encumbrance; or

         (c) All disputes arising out of or in connection with this Agreement, including any determination required to be made by the parties in which they are unable to agree on an appropriate Reduction Amount, the dispute shall be settled by arbitration in Houston, Texas. Any matter to be submitted to arbitration hereunder may be submitted to arbitration by either party. Any matter submitted to arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Any award by the arbitrator(s) shall be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction.

         5.5 THRESHOLD AND MAXIMUM REDUCTION AMOUNT. In no event shall the Purchase Price be adjusted unless and until the Reduction Amount equals a minimum of $100,000, in which event the Purchase Price shall be adjusted for the total Reduction Amount for all asserted Title Defects; however, the aggregate Reduction Amount resulting from the asserted Title Defects shall in no event exceed the Purchase Price.

                                   ARTICLE 6.
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties by Buyer set forth in this agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with in all material respects all agreements required to be performed and satisfied by it at or prior to Closing.

         6.2 NO LITIGATION. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

         6.3 CONSENTS. All consents and approvals required to be obtained for the assignment of the Subject Interests to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those consents and approvals which are customarily obtained after closing.

         6.4 BONDS. At Closing, Buyer agrees that it will have all necessary bonds for owning and operating all Subject Interests and will be qualified to own and operate federal leases being conveyed herein.

         6.5 CLOSING OF OTHER AGREEMENTS. The parties shall have executed and delivered simultaneously with the Closing of this Agreement, the agreements set forth in ARTICLE 8 hereof and the Letter of Intent.

         6.6 EMPLOYMENT CONTRACTS. Certain officers and employees of Seller as set forth in SCHEDULE 6.6 below having employment contracts, contractual change of control or severance benefits, or similar contractual employment or consulting arrangements, shall have canceled or modified such arrangements with Seller at no cost to Seller.

         6.7 VSE APPROVAL. Seller shall have received unconditional approval of the Agreement and the transactions contemplated in this Agreement from the Canadian Venture Exchange.

                                   ARTICLE 7.
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties by Seller set forth in this agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with in all material respects all agreements required to be performed and satisfied by it at or prior to Closing.

         7.2 NO LITIGATION. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

         7.3 CONSENTS. All consents and approvals required to be obtained for the assignment of the Subject Interests to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those consents and approvals which are customarily obtained after Closing.

         7.4 CLOSING OF OTHER AGREEMENTS. The parties shall have executed and delivered simultaneously with the Closing of this Agreement, the agreements set forth in ARTICLE 8 hereof.

                                   ARTICLE 8.
                                    CLOSING

         8.1 THE CLOSING. The closing ("Closing") of the transactions contemplated hereby shall take place at the offices of Porter & Hedges, L.L.P. at 700 Louisiana, Suite 3500, Houston, Texas, at 10:00 a.m. Central Standard Time on or before December 31, 1999, or at such other date and time as the Buyer and Seller may mutually agree upon ("Closing Date").

         8.2 CLOSING OBLIGATIONS. At the Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

                  (a) Seller shall execute and deliver to Buyer and Buyer shall execute and receive:

                           (1) Assignments and Bills of Sale (the "Assignments")
                  conveying the Leases, Options, Prospects (insofar as said Leases, Options and Prospects cover the Lands) and/or Seismic Data in substantially the forms annexed hereto as EXHIBIT C-1 AND C-2 with the blanks and exhibit(s) appropriately completed conveying the Subject Interests from Seller to Harken Gulf Exploration Company;

                           (2) a Bill of Sale in substantially the form annexed
                  hereto as EXHIBIT D with the blanks and exhibit(s) appropriately completed conveying the Office Furniture and 3D workstations from Seller to Harken Gulf Exploration Company; and

                           (3) a Certificate of a corporate officer, dated as of
                  the Closing Date, certifying on behalf of Seller that the representations and warranties set forth in ARTICLE 3 hereof are true and correct as of the Closing Date.

                  (b) Buyer shall execute and deliver to Seller and Seller shall receive:

                           (1) a Certificate of a corporate officer, dated as of
                  the Closing Date, certifying on behalf of Buyer that the representations and warranties set forth in ARTICLE 4 hereof are true and correct as of the Closing Date.

                  (c) Seller shall deliver to Buyer possession of the Subject Interests.

                  (d) Buyer shall deliver to Seller the Purchase Price in the form of the Convertible Notes.

                                   ARTICLE 9.
                        ASSUMPTION OF CERTAIN OBLIGATIONS

         Upon and after Closing, Buyer shall own the Subject Interests and agrees to assume, pay, perform, fulfill and discharge all the rights, duties, obligations and liabilities accruing or arising out of the ownership of the Subject Interests after Closing. Seller retains all obligations and liabilities covering or arising out of the ownership of the Subject Interests before Closing.

                                   ARTICLE 10.
                                 INDEMNIFICATION

         10.1 SELLER'S INDEMNIFICATION OF BUYER. Seller agrees to indemnify and hold harmless Buyer and its shareholders, directors, officers, partners, employees, their agents and assigns ("Buyer Indemnified Party") from and against any loss or damage (including, without limitation, reasonable attorneys' fees and costs) reasonably incurred (excluding any consequential damage or loss) (a "Loss") by Buyer resulting from, based upon, or arising from, directly or indirectly:

         (i) Any inaccuracy in or breach of Seller's representations and warranties set forth herein.

         (ii) Any other matter as to which Seller in other provisions of this Agreement has expressly agreed to indemnify Buyer;

         (iii) Any lawsuits, liens, judgments, costs, reasonable attorneys' fees, claims or proceedings of any nature relating to the ownership or operations of the Subject Interests (but excluding environmental liabilities which are only subject to indemnity by Seller in the event of breach of the representation set forth in SECTION 3.20) and arising out of any act, transaction or circumstance involving Buyer, whether based on negligence or otherwise, and occurring prior to the Closing Date;

         (iv) Any claims, losses, damages, lawsuits, liens, judgments, costs, reasonable attorneys' fees, claims or proceedings of any nature made by third parties, including any and all governmental agencies or entities relating to the Subject Interests, relating to the ownership and operation of the Subject Interests or incidents occurring before the Closing Date (but excluding environmental liabilities which are only subject to indemnity by Seller in the event of breach of the representative set forth in SECTION 3.20).

         10.2 BUYER'S INDEMNIFICATION OF SELLER. Buyer agrees to indemnify and hold harmless Seller and its shareholders, directors, officers, employees, agents and assigns ("Seller Indemnified Party") from and against any Loss of Seller resulting from, based upon or arising from, directly or indirectly:

         (i) Any inaccuracy in, or breach any of the representations or warranties of Buyer set forth in this Agreement;

         (ii) Any other matter as to which Buyer in other provisions of this Agreement has expressly agreed to indemnify Seller;

         (iii) Any lawsuits, liens, judgments, costs, reasonable attorneys' fees, claims or proceedings of any nature relating to the ownership or operations of the Subject Interests and arising out of any act, transaction or circumstance involving Seller, whether based on negligence or otherwise, and occurring after the Closing Date; and

         (iv) Any claims, losses, damages, lawsuits, liens, judgments, costs, reasonable attorneys' fees, claims or proceedings of any nature made by third parties, including any and all governmental agencies or entities relating to the Subject Interests, relating to the ownership and operation of the Subject Interests or incidents occurring after the Closing Date.

         10.3 NOTICE AND OPPORTUNITY TO DEFEND. After receipt by any party thereto (the "Indemnified Party") of notice of any demand, claim, or circumstances that, with the lapse of time, could give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding, or investigation, that in either case could give rise to a right to indemnification pursuant to this ARTICLE 10 (an "Asserted Liability"), the Indemnified Party will give the party that may become obligated to provide indemnification under this ARTICLE 10 (the "Indemnifying Party") written notice describing the Asserted Liability in reasonable detail and indicating the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. After accepting in writing an obligation to indemnify the Indemnified Party against the assumed liability, the Indemnifying Party may defend, at its own expenses and by its own counsel, any Asserted Liability, and the Indemnified Party will cooperate in such defense against such Asserted Liability. If the Indemnified Party fails to defend the Asserted Liability with thirty (30) calendar days after notice thereof (or sooner if the nature of the Asserted Liability so requires) or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise, or defend such Asserted Liability for the account, and at the expense of, the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise will not be unreasonably withheld. In connection with the defense of any claim, the Indemnified Party will make available to the Indemnifying Party any books, records, or other documents within its control that are necessary or appropriate for such defense. In addition, any Indemnifying Party will be subrogated to the rights of the Indemnified Party with respect to the respective Loss. If Buyer is entitled to indemnification from Seller hereunder, Buyer shall, at Seller's exclusive option, be entitled to receive cash or reduce the face value of the Convertible Notes by the amount of its Loss Claim.

         10.4 RECOVERABLE AMOUNT. Neither Buyer nor Seller shall be entitled to recover from Seller or Buyer, respectively, for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such party. Buyer and Seller shall have no right to recover punitive, special, exemplary and consequential damage arising in connection with or with respect to the transactions contemplated in this Agreement.

         10.5 NO SETTLEMENT IF ADVERSE IMPACT. No person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of the person providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding.

         10.6 WAIVER OF BREACH. Neither Seller nor Buyer shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant or obligation if such breach, misrepresentation or noncompliance shall have been expressly waived by the other party.

         10.7     LIMITATION OF LIABILITY.

         (i) SELLER'S THRESHOLD. Seller shall have no liability to Buyer or any other Buyer Indemnified Party with respect to any Loss described in SECTION 10.1, unless and until the Loss exceeds a threshold amount of $100,000 and upon satisfying that amount, Seller shall be responsible to Buyer for all Loss up to the limit set forth in subparagraph (ii).

         (ii) LIMIT ON SELLER'S LIABILITY. Seller shall have no liability to Buyer or any other Buyer Indemnified Party with respect to any Loss described in SECTION 10.1, or to pay any other amount in connection with or with respect to the transactions contemplated by this Agreement, in any amount exceeding, in the aggregate, the Purchase Price, as adjusted unless the Convertible Notes have been exchanged or redeemed under the Seller's Put, in which event the limitation of liability shall extend to the full amount of consideration received upon exchange or redemption of the Convertible Notes.

         (iii) BUYER'S THRESHOLD. Buyer shall have no liability to Seller or any other Seller Indemnified Party with respect to any Loss described in SECTION 10.2, unless and until the Loss exceeds a threshold amount of $100,000 and upon satisfying that amount, Buyer shall be responsible to Seller for all Losses up to the limit set forth in subparagraph (iv).

         (iv) LIMIT ON BUYER'S LIABILITY. Buyer shall have no liability to Seller or any other Seller Indemnified Party with respect any Loss described in SECTION 10.2, or to pay any other amount in connection with or with respect to the transactions contemplated by this Agreement, in any amount exceeding, in the aggregate, the Purchase Price, as adjusted unless the Convertible Notes have been exchanged or redeemed under the Seller's Put, in which event the limitation of liability shall extend to the full amount of consideration given upon exchange or redemption of the Convertible Notes.

                                   ARTICLE 11.
                           CERTAIN AGREEMENTS OF BUYER

         11.1 REGISTRATION RIGHTS. Seller and all subsequent holders of the Convertible Notes shall have the following rights with respect to registration of Buyer's Common Stock to be acquired by Seller under the terms of the Convertible Notes and this Agreement. It is understood and agreed that any shares of Buyer's Common Stock issued pursuant to Seller's Put will be registered by Buyer for the benefit of the holders of the Convertible Notes put to Buyer after exercise of the Put under the terms as set forth in SECTIONS 11.2 and 11.3 below, except that in such event the date of exercise of the Put will be considered "Closing" for those purposes.

         11.2 PIGGY-BACK REGISTRATION. If after five (5) months following Closing Buyer shall at any time or times determine to register under the U.S. Securities Act of 1933 (the "1933 Act") any shares of Buyer's common stock to be issued by Buyer pursuant to an offering whereby Buyer will receive cash for the sale of same and any shares issued to or then issuable to holders of the Notes under the terms of this Agreement have not been previously included by Buyer in an effective registration, it will notify the holders of the Convertible Notes at least thirty (30) days prior to filing the registration statement and, upon the receipt of written request by such holders representing at least forty percent (40%) of Buyer's Common Stock issued under this Agreement given within fifteen (15) days after receipt of such notification, Buyer will cause any of Buyer's Common Stock, as specified in such request, to be registered under the 1933 Act pursuant to such registration statement; provided, however, that if the managing underwriter selected by Buyer advises Buyer in writing that, in its opinion, the inclusion of Buyer's Common Stock requested to be included in such registration would materially adversely affect the distribution of all such Buyer's Common Stock, then the holders of such Buyer's Common Stock issued pursuant to this Agreement shall not be permitted to register their Common Shares as specified in such request.

         11.3 DEMAND REGISTRATION. Within five (5) months following Closing, Buyer shall file a separate registration statement on Form S-3 (or Form S-1 if Buyer is not S-3 eligible at the time of the filing) for the purpose of permitting the sale of Buyer's Common Stock in a secondary distribution and use its commercially reasonable best efforts to be effective as soon as possible after filing and to further maintain the effectiveness of such registration statement until such time as the holder of such securities will be eligible to sell such securities, but in any event within one (1) year.

         11.4 EXPENSES. Buyer will pay all expenses incurred in connection with any registration pursuant to this Agreement.

         11.5 LISTING ON U.S. NATIONAL EXCHANGE. Buyer will maintain listing of Buyer's Common Stock on the American Stock Exchange or another U.S. national exchange.

                                   ARTICLE 12.
                            LIMITATION OF WARRANTIES

         12.1 DISCLAIMER OF WARRANTIES. The parties agree that to the extent required by applicable law, the disclaimers of certain warranties and releases contained in this SECTION 12.1 are "conspicuous." Anything in this Agreement to the contrary notwithstanding, the Subject Interests are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, with the sole exception that each Seller will warrant title to the Subject Interests, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under each Seller, but not otherwise. SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE SUBJECT INTERESTS BASED THEREON; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE SUBJECT INTERESTS, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. EXCEPT TO THE EXTENT SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, SELLER DISCLAIMS AND BUYER RELEASES SELLER FROM AND AGAINST ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED ORALLY OR IN WRITING TO THE BUYER, BY THE SELLER, ITS AFFILIATES OR ANY OF THEIR DIRECTORS, EMPLOYEES, OFFICERS OR REPRESENTATIVES.

                                   ARTICLE 13.
                                  MISCELLANEOUS

         13.1 PRIME OPTION PROCEEDS. In the event that the Prime Option is exercised, Buyer shall be entitled to receive the consideration arising out of such exercise ("Option Proceeds") and Buyer shall convey to Prime the Subject Interests which are subject to the Prime Option.

         13.2 RIGHT OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to Closing:

         (a)      by mutual consent; or
         (b) by either party if the Closing shall not have occurred as hereinabove provided, due to the failure of the other party to meet a material condition to Closing.

         In the event this Agreement is terminated because Closing did not occur because of Buyer's failure to meet a material condition of Closing, and, Seller was not in default of a material condition to Closing, Seller, at its sole option, may (i) enforce the right of specific performance, or (ii) seek such other legal or equitable remedies as provided by law for actual damages incurred due to such breach or default of the transaction contemplated hereunder. In the event this Agreement is terminated because Closing did not occur because of Seller's failure to meet a material condition of Closing, and, Buyer was not in default of a material condition to Closing, Buyer, at its sole option, may
(i) enforce the right of specific performance, or (ii) seek such other legal or equitable remedies as provided by law for actual damages incurred due to such breach or default of the transaction contemplated hereunder."

         13.3 SURVIVAL. Except as otherwise specifically referred to herein, the respective representations, warranties, covenants and indemnities set forth in this Agreement shall survive the Closing for a period of one year following Closing. The provisions hereof shall not be extinguished by the Doctrine of Merger by Deed or otherwise.

         13.4 FURTHER ASSURANCES. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use its best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

         13.5 DELIVERY OF RECORDS TO BUYER. Within thirty (30) days after Closing, Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, duplicate copies of the Records which Buyer requested to be delivered at Closing.

         13.6 NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

         Seller:       Texstar Petroleum, Inc.
                       1000 Louisiana, 15th Floor
                       Houston, Texas 77002
                       Telephone:      (713) 739-0351
                       Telecopier:     (713) 739-8402
                       Attention:      Robert Herlin
                       Hand Delivery:  Land Department

         Buyer:        Harken Energy Corporation
                       Harken Gulf Exploration Company
                       16285 Park Ten Place, Suite 600
                       Houston, Texas  77084
                       Telephone:        (281) 717-1300
                       Telecopier:       (281) 717-1420
                       Attention:        Bruce Huff, President

         Copy to:      Harken Energy Corporation
                       16285 Park Ten Place, Suite 600
                       Houston, Texas  77084
                       Telephone:        (281) 717-1300
                       Telecopier:       (281) 717-1420
                       Attention:        Larry Cummings, General Counsel

or to such other place within the United State of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

         13.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         13.8 ASSIGNMENT/RELIANCE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such assignment shall release any party of any of its obligations under this Agreement. Nothing in this Agreement shall entitle any Person other than the parties hereto or their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind. The Permitted Lienholder may rely on Buyer's and Seller's representations and warranties as previously set forth in this Agreement and the officer's certificates to be delivered at Closing in connection with such representations and warranties.

         13.9 ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement constitutes the entire Agreement between the Parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the Party to be charged with such amendment or waiver. No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         13.10 SEVERABILITY. If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

         13.11 HEADINGS. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         13.12 COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         13.13 EXPENSES, FEES AND TAXES. Each party shall pay its own fees and expenses incident to the negotiations and preparation of this Agreement and consummation of the transactions contemplated hereby, including attorney's fees, investment bank fees and financial advisory fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement.

         13.14 LAWS AND REGULATIONS. From and after the Closing, (a) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Subject Interests, and shall provide and maintain with the applicable regulatory agency(ies) all required bonds and permits.

         13.15 ACCESS TO SELLER'S LEASE RECORDS SYSTEM. For a period of one
(1) year following Closing, Seller shall allow Buyer access and use of Seller's Lease Records System and related computer software and records for Buyers to use in connection with Buyer's maintenance of the Leases and Options acquired from Seller hereunder. Buyer shall provide its own personnel for all such access and updating such records insofar as they relate to these Leases and Lands. Seller will provide access to Buyer during normal business hours and at times that Buyer's use of the System will not unreasonably interfere with Seller. Should Seller decide to discontinue use of its current Lease Records System and related computer software during this one (1) year period, then it will give prior notice of such to Buyer and use its reasonable efforts to assist Buyer in taking over or assuming such Lease Records System and related computer software, if Buyer so requests.

         13.16 EXHIBITS. The following enumerated Exhibits and Schedules are incorporated herein and are a part hereof.

         APPENDIX A              Definitions

         EXHIBIT A-1             Description of Prospects, Leases, Options and
                                 Lands

         EXHIBIT A-2             Description of Contracts

         EXHIBIT A-3             Description of Equipment

         EXHIBIT A-4             Transferable Seismic Data

         EXHIBIT A-5             Description of Office Furniture

         EXHIBIT A-6             Description of 3D Workstations

         EXHIBIT B               Allocation of Purchase Price

         EXHIBIT C-1             Form of Assignment and Bill of Sale
                                 (Mississippi)

         EXHIBIT C-2             Form of Assignment and Bill of Sale (Texas)

         EXHIBIT D               Form of Bill of Sale

         EXHIBIT 1(h)            Excluded computer terminals/workstations

         SCHEDULE 1.2            Excluded Assets

         SCHEDULE 2.1            Form of Harken Energy Corporation Convertible
                                 Notes

         SCHEDULE 3.5            Consents To Assign

         SCHEDULE 3.9            Material Contracts

         SCHEDULE 3.10           Calls for Payments

         SCHEDULE 3.15 Title Held by Seller's Agents/Unrecorded Participation Agreements

         SCHEDULE 6.6            Employment Contracts




                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

Executed as of the date set forth above.

                                          SELLER:

                                          TEXSTAR PETROLEUM, INC.


                                              By:
                                                 -----------------------------
                                              Name:
                                                   ---------------------------
                                              Title:
                                                    --------------------------


                                          BENZ ENERGY INC.


                                              By:
                                                 -----------------------------
                                              Name:
                                                   ---------------------------
                                              Title:
                                                    --------------------------


                                          BUYER:

                                          HARKEN ENERGY CORPORATION


                                              By:
                                                 -----------------------------
                                              Name:
                                                   ---------------------------
                                              Title:
                                                    --------------------------


                                          HARKEN GULF EXPLORATION COMPANY


                                              By:
                                                 -----------------------------
                                              Name:
                                                   ---------------------------
                                              Title:
                                                    --------------------------





           THIS IS A SIGNATURE PAGE TO THE PURCHASE AND SALE AGREEMENT

                                   APPENDIX A

                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

         "AGREEMENT" shall mean this Purchase and Sale Agreement.

         "ALLOCATED VALUE" shall have the meaning ascribed to such term in
SECTION 2.1.

         "ASSIGNMENTS" shall have the meaning ascribed to such term in
SECTION 8.2.

         "BALANCE SHEET" shall have the meaning ascribed to that term in
SECTION 4.14.

         "BUYER'S COMMON STOCK" shall mean the common stock of Buyer to be issued and delivered to Seller under the terms of (i) the Convertible Notes whether through conversion, redemption or exchange, or (ii) the common stock of Buyer to be issued pursuant to Seller's Put.

         "CHEYENNE PREFERENTIAL RIGHT TO PURCHASE" shall mean that certain preferential right to purchase in favor of Cheyenne Petroleum Company with respect to certain interests within the Old Ocean Prospect.

         "CLOSING" shall have the meaning ascribed to such term in
SECTION 8.1.

         "CLOSING DATE" shall have the meaning ascribed to such term in
SECTION 8.1.

         "CONTRACT" shall have the meaning ascribed to such term in
SECTION 1.1(c).

         "CONVERTIBLE NOTES" shall have the meaning ascribed to such term in
SECTION 2.1.

         "ENCAP NET PROFITS INTEREST" shall mean that certain variable net profits interest in favor of EnCap Energy Capital Fund III et al.

         "EQUIPMENT" shall have the meaning ascribed to such term in
SECTION 1.1(d).

         "EXCLUDED ASSETS" shall have the meaning ascribed to such term in
SECTION 1.2.

         "LANDS" shall have the meaning ascribed to such term in
SECTION 1.1(a).

         "LEASES" shall have the meaning ascribed to such term in
SECTION 1.1(b).

         "LETTER OF INTENT" shall mean that certain letter of intent between Buyer and Seller dated of even date herewith relating to the Merger Transactions.

                              Appendix A, Page -1-

         "MATERIAL CONTRACT" shall mean a contract to which Seller is a party and involves payments of over $100,000 in any twelve month period.

         "MERGER TRANSACTIONS" shall have the meaning ascribed to such term in the Letter of Intent.

         "OFFICE EQUIPMENT" shall have mean the inventory of goods described in EXHIBIT A-5.

         "OPTION PROCEEDS" shall have the meaning ascribed to such term in
SECTION 13.1.

         "OPTIONS" shall have the meaning ascribed to such term in
SECTION 1.1(b).

         "PERMITTED ASSIGNEES" shall mean (i) Mr. Stewart Peck, in his capacity as Collateral Agent for the participating creditors under that certain Debt Restructure Agreement by and among certain trade creditors and Seller and (ii) upon the Buyer's election to waive the automatic exercise of the Put, as set forth in SECTION 2.2(b), the Permitted Lienholder.

         "PERMITTED ENCUMBRANCES" shall mean any or all of the following:

                  (i) encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

                  (ii) encumbrances that arise as a result of pooling and unitization agreements, declarations, orders or laws to secure payment of amounts not yet delinquent;

                  (iii) encumbrances securing payments to mechanics and materialmen and Encumbrances securing payment of Taxes or assessments that are, in either case, not yet delinquent;

                  (iv) consents to assignment by Governmental Authorities that are customarily obtained after the consummation of transactions of the nature contemplated by this Agreement;

                  (v) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Oil and Gas Interests that are not such as to interfere materially with the operation, value or use of any of the Oil and Gas Interests;

                  (vi) such title defects as Buyer has expressly waived in writing;

                  (vii) rights reserved to or vested in any municipality or governmental, tribal, statutory or public authority to control or regulate any of the Oil and Gas Interests in any manner, and all applicable laws, rules and orders of any municipality or governmental or tribal authority;

                              Appendix A, Page -2-

                  (viii) the terms and conditions of (A) the Leases, (B) the Options, (C) the Contracts and all other agreements required to be executed under the terms and conditions of items (A) through (D) above;

                  (ix) the Prime Option

                  (x) the EnCap Net Profits Interest; and

                  (xi) the Cheyenne Preferential Right to Purchase.

         "PERMITTED LIENHOLDER" means EnCap Energy Capital Fund III, L.P. for an amount equal to $7,928,679.26 out of the Principal Amount of the Note, plus interest accrued or thereafter payable thereon.

         "PRIME OPTION" shall mean that certain option to purchase oil and gas interests in favor of Prime Natural Resources, Inc. ("Prime") as set forth in that certain Purchase and Sale Agreement dated August 25, 1999 by and between Seller and Prime.

         "PROJECT PAYOUT" shall have the meaning ascribed to such term in
SECTION 1.4.

         "PROSPECT" shall mean the geographic area described and identified in EXHIBIT A-1 and determined to be conducive for exploration of an underlying geologic structure.

         "RECORDS" shall have the meaning ascribed to such term in
SECTION 1.1(e).

         "SEISMIC DATA" shall have the meaning ascribed to such term in
SECTION 1.1(f).

         "PURCHASE PRICE" shall have the meaning ascribed to such term in
SECTION 2.1.

         "SUBJECT INTERESTS" shall have the meaning ascribed to such term in
SECTION 1.1.

         "3-D WORKSTATIONS" shall have the meaning ascribed to such term in
SECTION 1.1(h).

         "VENDOR'S NOTES" shall have the meaning ascribed to such term in the Letter of Intent.


                              Appendix A, Page -3-